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                                EXHIBIT 18(b)

             Form of Multiple Class Plan for AmSouth Mutual Funds
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                          FORM OF MULTIPLE CLASS PLAN
                           FOR AMSOUTH MUTUAL FUNDS

        This constitutes a MULTIPLE CLASS PLAN (the "Plan") of AmSouth Mutual Funds, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is applicable to each series of the Trust's units of beneficial interest (each a "Fund" and collectively the "Funds") set forth in Schedule I, as amended from time to time.

        WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

        WHEREAS, the Board of Trustees of the Trust (the "Board of Trustees"), including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Funds to provide appropriate services to certain designated classes of shareholders of the Funds;

        NOW, THEREFORE, the Trust designates the Plan as follows:

        1. DESIGNATION OF CLASSES. Each Fund shall offer its units of beneficial interest ("Shares") in three classes: Premier Shares, Classic Shares, and Class B Shares except for the AmSouth U.S. Treasury Fund and Tax Exempt Fund shall offer only two classes: Premier Shares and Classic Shares.

        2. REDESIGNATION OF EXISTING SHARES. The Shares of the AmSouth Prime Obligations Fund, AmSouth U.S. Treasury Fund, and AmSouth Tax Exempt Fund of the Trust outstanding as of April 1, 1996 were redesignated as of that date as Premier Shares. The Shares of the remaining series of the Trust existing as of March 12, 1997 were redesignated as Classic Shares effective as of September 1, 1997.

        3. PURCHASES. Classic Shares and Class B Shares are distributed to the general public pursuant to procedures outlined in the Trust's Registration Statement. Premier Shares may be purchased through procedures established by the distributor in connection with the requirements of fiduciary, advisory, agency, custodial and other similar accounts maintained by or on behalf of Customers of AmSouth Bank or one of its affiliates, as outlined in the Trust's Registration Statement. Classic Shares and Class B shares are subject to a minimum initial purchase amount. A minimum initial purchase amount does not apply to purchases of Premier Shares.

        4. SHAREHOLDER SERVICES. Classic and Class B Shareholders may make automatic investments in a Fund from their bank accounts. Classic and Class B Shareholders may also make regular exchanges and redemptions of Classic or Class B Shares. These services are not offered to Shareholders of Premier Shares.
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        5. SALES CHARGES.

Premier Shares
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        Premier Shares are not subject to a sales charge at the time of purchase or upon redemption.

Classic Shares
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        Classic Shares, except Classic Shares of any money market funds, are subject to a sales charge at the time of purchase. The sales charge is based on a percentage of the offering price and may vary based on the amount of purchase. Sales charges may be waived for certain purchasers or inapplicable to purchases over a designated level in accordance with the current Registration Statement. A contingent deferred sales charge may be assessed on redemptions within twelve months of purchase of Classic Shares sold without a sales charge in accordance with the current Registration Statement. The charge will be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. Accordingly, no contingent deferred sales charge is imposed on increases in net asset value above the initial purchase price. In addition, no charge is assessed on Shares derived from the reinvestment of dividends or capital gain distributions.

Class B Shares
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        If a Shareholder redeems Class B Shares prior to the sixth anniversay of purchase, the Shareholder will pay a contingent deferred sales charge assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. Accordingly, no contingent deferred sales charge is imposed on increases in net asset value above the initial purchase price. In addition, no charge is assessed on Shares derived from the reinvestment of dividends or capital gain distributions. The amount of the contingent deferred sales charge, if any, varies depending on the number of years from the time of payment for the purchase of Class B Shares until the time of redemption of such Shares. The schedule of contingent deferred sales charges shall be disclosed in the Trust's Registration Statement and may be waived in accordance with the Registration Statement.

        6. SHAREHOLDER SERVICES FEE.

Premier Shares
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        Premier Shares are not subject to a shareholder services fee.

Classic Shares
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        Classic Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan adopted by the Trust (the "Services Plan") (the "Classic Share Fee").

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        7. DISTRIBUTION AND SHAREHOLDER SERVICES FEE.

Class B Shares
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        Class B Shares of the Fund are subject to a distribution and shareholder services fee assessed in accordance with the Distribution and Shareholder Services Plan adopted by the Trust (the "Distribution Plan") (the "B Share Fee"). The Classic Share Fee is lower than the B Share Fee.

        8. EXCHANGES

Premier Shares
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        Premier Shares of a Fund may be exchanged for Premier Shares of another
Fund. Premier Shares may also be exchanged for Classic Shares, if the Shareholder ceases to be eligible to purchase Premier Shares.

Classic Shares
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        Classic Shares may be exchanged for Classic Shares of another Fund.
Classic Shares may be exchanged for Premier Shares only if the Shareholder becomes eligible to purchase Premier shares.

Class B Shares
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        Class B Shares of a Fund may be exchanged for Class B Shares of another
Fund. Class B Shares may not be exchanged for Classic Shares and may be exchanged for Premier Shares only if the Shareholder becomes eligible to purchase Premier Shares.

        9. REDEMPTIONS. Premier Shares and Classic Shares may be redeemed without charge. Class B Shares may be subject to a Contingent Deferred Sales Charge as outlined in Section 5.

        10. VOTING RIGHTS. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely too that class, and shall have separate voting rights on any matter submitted to Shareholders in which the interest of one class differ from the interests of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

        11. EXPENSE ALLOCATION. Classic Shares shall pay the expenses associated with the Services Plan and Class B Shares shall pay the expenses associated with the Distribution Plan. Each class may, at the Board's discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses will be allocated

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to each class on the basis of the relative net asset value of that class in relation to the net asset value of the Fund.

      12. Dividends. The amount of dividends payable on Premier Shares may be more than the dividends payable on Classic Shares or B Shares because of the respective Classic Share Fee or B Share Fee charged as outlined in Section 6.

      13. Termination and Amendment. This Plan may be terminated or amended pursuant to the requirement of Rule 18f-3(d) under the 1940 Act.

      14. The names "AmSouth Mutual Funds" and "Trustees of AmSouth Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated June 25, 1993 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of AmSouth Mutual Funds entered into in the name or on behalf thereof by any of the Trust, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

      Adopted by the Board of Trustees on December 6, 1995, as amended and restated July 16, 1997.


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                                   SCHEDULE I

                               MULTIPLE CLASS PLAN
                            FOR AMSOUTH MUTUAL FUNDS
                     (as amended and restated July 16, 1997)

                         AmSouth Prime Obligations Fund
                           AmSouth U.S. Treasury Fund
                             AmSouth Tax Exempt Fund
                               AmSouth Equity Fund
                          AmSouth Regional Equity Fund
                              AmSouth Balanced Fund
                           AmSouth Capital Growth Fund
                             AmSouth Small Cap Fund
                           AmSouth Equity Income Fund
                                AmSouth Bond Fund
                          AmSouth Limited Maturity Fund
                         AmSouth Government Income Fund
                          AmSouth Florida Tax-Free Fund
                           AmSouth Municipal Bond Fund